Exhibit 99.1

Media Contact: Tom Williams

24-Hour: 800.559.3853

Oct. 3, 2016

Duke Energy completes acquisition of Piedmont Natural Gas

CHARLOTTE, N.C. — Duke Energy has completed its acquisition of Piedmont Natural Gas, closing the transaction effective today.

Piedmont will retain its name and operate as a business unit of Duke Energy. Both companies are headquartered in Charlotte.

The acquisition will add Piedmont’s 1 million natural gas customers to Duke Energy’s existing customer base of 525,000 natural gas customers and 7.4 million electric customers.

“Uniting Duke Energy with Piedmont Natural Gas is a powerful combination for our customers and the communities we serve,” said Lynn Good, chairman, president and CEO of Duke Energy.

Customers can continue to do business with both Piedmont and Duke Energy in the same way they have in the past. For example, there will be no immediate changes in customer service phone numbers, billing options or service request procedures.

Internally, Duke Energy will be working to integrate Piedmont’s corporate functions — such as accounting, human resources and information technology — into Duke Energy’s structure.

The North Carolina Utilities Commission last week approved the acquisition — the final regulatory ruling needed to complete the transaction.

The Tennessee Regulatory Authority and Piedmont’s shareholders previously approved the transaction, and the United States Federal Trade Commission has already granted early termination of the waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act.

Click here for more information on the North Carolina Utilities Commission’s recent approval of Duke Energy’s acquisition of Piedmont Natural Gas and its customer benefits.

Click here for a fact sheet about Piedmont Natural Gas.

Duke Energy Corporation | P.O. Box 1009 | Charlotte, NC  28201-1009 | www.duke-energy.com

Duke Energy News Release	2

About Duke Energy

Duke Energy, one of the largest electric power holding companies in the United States, supplies and delivers electricity to approximately 7.4 million customers in the Southeast and Midwest representing a population of approximately 24 million people. The company also distributes natural gas services to more than 1.5 million customers in the Carolinas, Ohio, Kentucky and Tennessee. Its commercial and international businesses operate diverse power generation assets in North America and Latin America, including a growing renewable energy portfolio. Headquartered in Charlotte, N.C., Duke Energy is an S&P 100 Stock Index company traded on the New York Stock Exchange under the symbol DUK.

Headquartered in Charlotte, N.C., Duke Energy is an S&P 100 Stock Index company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available at duke-energy.com.

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